EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-3 No. 333-181054) and related Preliminary Prospectus of Active Power, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2010, with respect to the consolidated financial statements of Active Power, Inc. for the year ended December 31, 2009, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Austin, Texas
June 6, 2012